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                                                                   EXHIBIT 99.L3


                        VENABLE, BAETJER AND HOWARD, LLP
                    1800 MERCANTILE BANK AND TRUST BUILDING
                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201





                                November 19, 1998



Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York  10019-6099

     Re:  Travelers Corporate Loan Fund Inc.
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Ladies and Gentlemen:

          We have acted as special Maryland counsel for Travelers Corporate Loan Fund Inc., a Maryland corporation (the "Company"), in connection with the organization of the Company and the issuance of shares of its Common Stock, par value $.001 per share (the "Common Stock").

          As special Maryland counsel for the Company, we are familiar with its Charter and Bylaws. We have examined the prospectus included in its Registration Statement on Form N-2, File No. 333-62357 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

          We have also examined and relied upon such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us for examination, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

          Based on such examination, we are of the opinion that:
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Willkie Farr & Gallagher
November 19, 1998
Page 2


          1. The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

          2. The 6,666.667 presently issued and outstanding shares of Common Stock of the Company have been validly and legally issued and are fully paid and nonassessable.

          3. When the Pricing Committee established by the Board of Directors of the Company has fixed the number of shares of Common Stock to be sold pursuant to the Prospectus, in accordance with the authority delegated to it by the Board of Directors, the shares of Common Stock of the Company to be offered for sale pursuant to the Prospectus will be duly authorized and, when thereafter sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

          This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

          You may rely on this opinion in rendering your opinion to the Company which is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the caption "Legal Matters." We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                                    Very truly yours,


                                    /s/ VENABLE, BAETJER AND HOWARD, LLP